Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-75537 on Form N–1A of our report dated March 15, 2022, relating to the financial statements and financial highlights of Fidelity Massachusetts Municipal Money Market Fund (formerly known as Fidelity Massachusetts AMT Tax-Free Money Market Fund), a fund of Fidelity Massachusetts Municipal Trust, appearing in the Annual Report on Form N–CSR of Fidelity Massachusetts Municipal Trust for the year ended January 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 14, 2022